EXHIBIT 10.80

FIRST AMENDMENT

TO THE

CAPITALBANK

SALARY CONTINUATION AGREEMENT

DATED DECEMBER 14, 2006

FOR

CINDY A. PUGH

THIS FIRST AMENDMENT is adopted this 3rd day of March, 2008, effective as of January 1, 2008, by and between CapitalBank, a state-chartered bank located in Greenwood, South Carolina (the “Company”), and Cindy A. Pugh (the “Executive”).

The Company and the Executive executed the Salary Continuation Agreement on December 14, 2006 effective as of September 1, 2006 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.6 of the Agreement shall be deleted in its entirety and replaced by the following:

1.6	“Code” means the Internal Revenue Code of 1986, and the implementing Treasury Regulations, rulings and pronouncements thereunder, all as may be amended from time to time.

Section 1.16 of the Agreement shall be deleted in its entirety and replaced by the following:

1.16	“Separation from Service” means the termination of the Executive’s employment with the Company for reasons other than death or Disability. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and the Executive employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee of the Company or in another capacity) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee of the Company or in another capacity) over the immediately preceding 36-month period (or the full period of services to the Company if the Executive has been providing services to the employer less than 36 months). The determination of whether a Separation from Service has occurred shall be made in accordance with Section 409A of the Code.

Section 1.17 of the Agreement shall be deleted in its entirety and replaced by the following:

1.17	“Specified Employee” means a service provider who, as of the date of the service provider’s Termination of Employment, death or Disability, is a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company, which determination shall be made in accordance with Section 409A of the Code, but only if any stock of the Company is publicly traded on an established securities market or otherwise.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code.

7.2	Plan Termination Generally. The Company may unilaterally terminate this Agreement at any time. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:

(a)	Upon the Company’s termination and liquidation of the Agreement pursuant to irrevocable action taken within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s termination and liquidation of the Agreement within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received): (i) the calendar year in which the Agreement terminates; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination and liquidation of this and all other non-account balance plans (as referenced in Section 409A of the Code) provided that (i) such action does not occur proximate to a downturn in the financial health of the Company; (ii) all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new non-account balance plans for a minimum of three (3) years following the date of such termination;

the Company may distribute the vested Accrual Balance as shown on Schedule A, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

The following Section 9.15 shall be added to the Agreement immediately following Section 9.14:

9.15	Rescission. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect provided the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this First Amendment.

Executive:	Capital Bank

/s/ Cindy A. Pugh	By	/s/ R. Wesley Brewer
Cindy A. Pugh	Title	CFO

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